Exhibit 10.1

AMENDMENT NUMBER ONE TO THE
EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO THE EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of April 1, 2016 by and among Investors Bancorp, Inc., a Delaware corporation (the “Company”) and Richard S. Spengler (“Executive”).

WHEREAS, the Company and Executive entered into an employment agreement dated March 29, 2010 (the “Agreement”); and

WHEREAS, the Company and Executive desire to amend the Agreement to replace the “280G cutback” provision with a “best net-benefit” provision, meaning that in the event that an excise tax under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, would be assessed on the payments and/or benefits received by Executive under the Agreement in connection with a change in control of the Company, Executive would receive either (1) all the payments and benefits to which he is entitled under the Agreement, subject to the excise tax; or (2) have such payments and benefits reduced by the minimum amount necessary so that the excise tax would not apply, if such reduction would result in a greater net after-tax benefit to Executive; and

WHEREAS, Section 16 of the Agreement provides that the Agreement may be amended in writing by the parties thereto.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Agreement is hereby amended as follows:
1.Amendment to Section 6(f) of the Agreement. Section 6(f) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(f)    Notwithstanding the preceding paragraphs of this Section, if the payments and benefits to be afforded to Executive under Section 6 hereof (the “Severance Benefits”) either alone or together with other payments and benefits which Executive has the right receive from the Company (or any affiliate) would constitute a “parachute payment” under Section 280G of the Code, and but for this Section 6(f), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Severance Benefits shall be reduced (the “Benefit Reduction”) by the minimum amount necessary to result in no portion of the Severance Benefits being subject to the Excise Tax, provided, however, that the Benefit Reduction shall only occur if such reduction would result in Executive’s “Net After-Tax Amount” attributable to the Severance Benefits being greater than it would be if no Benefit Reduction was effected. For this purpose, “Net After-Tax Amount” shall mean the net amount of Severance Benefits the Executive is entitled under this Agreement after giving effect to all federal, state and local taxes which would be applicable to such payments and benefits, including but not limited to, the Excise Tax. Nothing contained herein shall result in the reduction of any payments or benefits to which the Executive may be entitled upon termination of employment and/or a change in control other than as specified in this Section 6(f), or a reduction in the Severance Benefits below zero.”
2.    Capitalized Terms. Capitalized terms herein shall have the meanings ascribed to them in the Agreement, except as otherwise expressly provided in this Amendment.
3.    Effect of Amendment. Except and to the extent modified by this Amendment, the provisions of the Agreement shall remain in full force and effect and are hereby incorporated into and made a part of this Amendment.
[Signature Page to Follow]

IN WITNESS WHEREOF, the Company and Executive have executed this Amendment as of the day and year first written above.
INVESTORS BANCORP, INC.
By:    /s/ Elaine C. Rizzo
Name:    Elaine C. Rizzo
Title:    Senior Vice President, Human Resources

EXECUTIVE

/s/ Richard S. Spengler
Richard S. Spengler
Executive Vice President and Chief Lending Officer